Exh. 99.2
                       HOLLYWOOD ENTERTAINMENT CORPORATION
                      RETAINS DONALDSON, LUFKIN & JENRETTE
                          TO EXPLORE OPTIONS TO ENHANCE
                              VALUE TO SHAREHOLDERS



Portland, OR - April 19, 2000-- Hollywood Entertainment Corporation ("the Company") (Nasdaq symbol: HLYW) owner of the Hollywood Video chain of 1,710 video superstores and Reel.com, a leading Internet entertainment site, announced today that it has retained the investment banking firm Donaldson, Lufkin & Jenrette to explore strategic opportunities to enhance shareholder value.

The Company intends to explore all viable alternatives, including business divestitures and combinations, strategic partnerships, or other transactions, including a potential sale or leveraged buyout of the Company.

Mark Wattles, Chairman and CEO, said "Both the board and management of Hollywood Entertainment believe that the Company's current stock price does not adequately reflect the value of the business. Yesterday, the stock closed 75% off its 52 week high. Last year, Hollywood Video had sales of $1 billion and generated over $200 million in EBITDA, representing approximately 58% EBITDA growth over 1998, and the Company's growth momentum continues into fiscal 2000. Reel.com, in which we have invested approximately $160 million, is one of the Internet's most recognizable brands, with over one million customer households, fifty million page views last month and a network of more than 200,000 affiliate sites. We believe that with the assistance of DLJ we can find the right opportunities and use our assets and core competencies to do what is in the best interest of our shareholders." The Company said that there can be no assurance that any transaction will occur.

Hollywood Entertainment owns and operates Hollywood Video, the second largest video store chain in the United States. Hollywood Video has 1,710 superstores with over thirty million members or customer households in the United States. The Company added 121 new stores in 1995, 250 new stores in 1996, 356 new stores in 1997, 353 new stores in 1998 and 355 in 1999. Hollywood Entertainment also owns Reel.com (http://www.reel.com and AOL Keyword: REEL) a leading online destination for movie content, commerce and community. Hollywood Entertainment and Hollywood Video are registered trademarks of Hollywood Entertainment Corporation. Reel is a registered trademark of Reel.com, Inc.

The information contained herein includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's expectations include weather, quality and timing of new releases, general economic and market conditions, and the factors disclosed in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

INVESTOR CONTACT:
Mark Wattles - Chairman and Chief Executive Officer 503-570-1601
David Martin - Chief Financial Officer 503-570-5298

MEDIA CONTACT:
Sean Mahoney - Senior Director of Public Affairs 503-570-3171